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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER IN AGREEMENT TO ACQUIRE SCB COMPUTER TECHNOLOGY
$135 Million Revenue, Primarily Federal and State Governments

        GREENWOOD VILLAGE, Colo.—Oct. 27, 2003—Today CIBER, Inc. (NYSE: CBR) announced another major leg in its continuing drive to update its business model during these evolutionary times in the IT services industry with the pending acquisition of SCB Computer Technology, Inc. (SCB).

        In the definitive agreement executed by the companies, each SCB shareholder will receive $2.15 per SCB share (approximately 26 million shares are outstanding) in a mix of $1.08 cash and $1.07 CIBER common stock. CIBER may increase the cash and decrease the stock components in its sole discretion. CIBER will inherit SCB's balance sheet, which had $51.0 million in total assets, $29.5 million in total liabilities and $21.5 million of net worth at July 31, 2003, its last public filing and prior to closing its National Systems & Research Company acquisition in the current quarter. The price per SCB share is a 16 percent premium to the closing prices of SCB's stock on Wednesday, Oct. 22, 2003.

        Shareholders representing approximately 20 percent of SCB's stock have committed to vote for the transaction; these shares are from Mr. Scott Cobb, President and Chief Executive Officer of SCB, and members of Mr. Cobb's family. Closing, subject to final due diligence, documentation, and regulatory and SCB shareholder approvals, is estimated in approximately 90 days. SCB will soon be issuing a proxy to its shareholders seeking their approval.

        SCB began in Memphis in 1976 and was incorporated in 1984. A consultancy focused principally on public sector IT needs, SCB has recently added very significant federal government clients and currently works with well over two dozen state governments. Approximately 50 percent of SCB's current revenue run rate is from the federal sector, with approximately 35 percent coming from state and local clients. Currently, with a full year's revenue of Remtech Services, Inc., which closed in February 2003, and the National Systems & Research Company acquisition, which closed effective Aug. 29, 2003, SCB's run rate of revenue is approximately $135 million. Operations are profitable and cash flow positive.

        Ed Burns, President of CIBER's State & Local Government Practice stated, "We have competed against SCB for years. It will be great to team with these guys instead. CIBER is the leading vendor in several states, and SCB is as well. Together, we will be working in over 35 states and be a leading vendor in 10 or more. Further, 'vertical expertise' (e.g., child welfare systems; human resources; transportation; women, infant, children systems; and financial systems) in several critical applications for state and local governmental agencies are among the expertises we deliver, and we can do even more together."

        "On the heels of Y2K and economic and industry slow-downs, we felt it was very important to modify our business model for the 21st century. Becoming more project-oriented and public sector focused, as well as adding to our European footprint and a credible offshore solution, were most important," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "SCB Computer Technology will be a wonderful addition to our already impressive Federal Government and State & Local Government Practices. We also don't want to minimize SCB's commercial sector work, approximately 15 percent of its revenue, which will also add beneficial customer relationships to our model."

        Slingerlend continued, "With the 2003 acquisitions of pan-European ECsoft Group plc, headquartered in London, England, and AlphaNet Solutions, Inc. (New Jersey), plus the proposed SCB transaction, CIBER's revenues could approximate $850 million for calendar 2004. If so, 2004 would become a record revenue year for CIBER, easily surpassing 1999. Of this, our Federal and State & Local Government Practices would each exceed $150 million per year, and collectively representing over one third of our revenue, up from approximately 10 percent in 1999. Clearly we have become a leader in this vital area of our national economy."

        CIBER currently projects SCB will be accretive beginning January 2004 and could add approximately $.05-.06 to EPS for 2004.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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CIBER IN AGREEMENT TO ACQUIRE SCB COMPUTER TECHNOLOGY $135 Million Revenue, Primarily Federal and State Governments